Exhibit 5.3

November 22, 2011

Burlington Coat Factory Warehouse Corporation

1830 Route 130 North

Burlington, NJ 08016

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Alaska counsel to the Alaska entity listed on Schedule I attached hereto (a “Subsidiary Guarantor”) in connection with that certain Form S-4 Registration Statement (Registration Number 333-175594) (as amended by that certain Post-Effective Amendment No. 1 to Form S-4 Registration Statement dated as of the date hereof, the “Registration Statement”) filed with the Securities and Exchange Commission on July 15, 2011 pursuant to the Securities Act of 1933, as amended (the “1933 Act”), related to the proposed registration by the Issuer of $450,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2019 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Subsidiary Guarantor. The Exchange Notes are to be issued pursuant to that certain Indenture dated as of February 24, 2011 (the “Indenture”) by and among the Issuer, the Subsidiary Guarantor and Wilmington Trust FSB, as trustee (the “Trustee”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 10% Senior Notes due 2019 issued on February 24, 2011 (the “Old Notes”), of which $450,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Indenture. This opinion letter has been prepared and should be understood in accordance with the Legal Opinion Principles, 53 Bus. Law. 831 (1998) (the “ABA Report”), and Third Party “Closing” Opinions: A Report of the TriBar Opinion Committee, 53 Bus. Law. 592 (1998). This opinion letter is being delivered with the consent of the Subsidiary Guarantor.

In connection with rendering the opinions referred to below, we have examined the following documents:

1.	executed copy of the Indenture;

2.	Registration Rights Agreement dated as of February 24, 2011 by and among the Issuer, the Subsidiary Guarantor, the other guarantors party thereto, Goldman, Sachs & Co., J.P. Morgan Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporation and Wells Fargo Securities, LLC; and

3.	the form of Notational Guaranty with respect to the Exchange Notes.

Burlington Coat Factory Warehouse Corporation

November 22, 2011

The documents described above in numbered paragraphs 1 through 3 inclusive above are referred to herein collectively as the “Transaction Documents.”

We have also examined the Articles of Incorporation the Subsidiary Guarantor, the Bylaws the Subsidiary Guarantors, and the corporate resolutions of the Subsidiary Guarantor dated as of November 2, 2010. We have also relied on the representations and warranties of the Subsidiary Guarantor as to certain matters of fact material to our opinion. For purposes of rendering the opinion contained in this opinion letter, we have not reviewed any documents other than the documents listed above.

We did not participate in the negotiation or preparation of any of the Transaction Documents. We have made no factual investigation in connection with this opinion letter other than our review of the Transaction Documents and the other documents specifically described herein for the sole purpose of providing the opinion set forth herein.

For the purposes of this opinion letter we have assumed that:

(a)	each document submitted to us is accurate and complete, each such document that is an original is authentic, all signatures on each such document are genuine, each individual executing any such document has the legal competence to do so, and each such document that is a copy or facsimile conforms to an authentic original; and

(b)	each certificate or other document issued by a public authority is accurate, complete and authentic as of the date of this opinion letter, and all official public records (including their proper indexing and filing) are accurate and complete.

We have also made the assumptions that are customary in opinion letters of this kind. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the laws of the state of Alaska. We are not opining on federal law or the law of any county, municipality or other political subdivision or local governmental agency or authority. Except as expressly set forth in this opinion letter, we are not opining on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, antitrust, pension, employee benefit, environmental, insurance, labor, health and safety, commodities and securities laws.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:

Burlington Coat Factory Warehouse Corporation

November 22, 2011

1. The Corporate Guarantor (as such term is defined in Schedule I hereto) is a corporation existing and authorized to do business under the laws of the State of Alaska, and its status is “active”.

2. The Subsidiary Guarantors has the corporate power to guarantee the Exchange Notes pursuant to the terms of the Indenture and the Notational Guaranty and to execute and deliver the Transaction Documents to which it is a party and perform its obligations thereunder.

3. The Subsidiary Guarantor has, by all necessary corporate action duly authorized the guarantee of the Exchange Notes pursuant to the terms of the Indenture and the execution, delivery and performance of the Transaction Documents to which it is a party.

We are furnishing this opinion letter solely in connection with the Registration Statement. The foregoing opinions are rendered as of the date of this opinion letter, except as otherwise indicated. We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur after the date hereof.

We hereby consent to the reliance by Kirkland & Ellis LLP on the opinions expressed herein. Additionally, we hereby consent to the filing of copies of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters,” but in giving this consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

SCHEDULE I

SUBSIDIARY GUARANTOR

1. Burlington Coat Factory Warehouse of Anchorage, Inc. (“Corporate Guarantor”)